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                                              SCHRECK BRIGNONE
                                      A T T O R N E Y S   A T   L A W

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
FRANK A. SCHRECK                           300 South Fourth Street                             ADAM P. SEGAL
ANDREW S. BRIGNONE                                Suite 1200                             ELIZABETH A. SAVAGE
LESLIE TERRY JONES                         Las Vegas, Nevada 89101                        MICHAEL A. KRISTOF
ELLEN SCHULHOFER                    (702) 382-2101  o  Fax (702) 382-8135                     NIKKI L. BAKER
JAMES J. PISANELLI                           www.schrecklaw.com                            ANGELA TURRICIANO
TODD L. BICE                                                                                            OTTO
ELAYNA J. YOUCHAH                                                                          MICHAEL V. INFUSO
DAVID ARRAJJ                                                                                  DAVORIN ODRCIC
SONIA CHURCH VERMEYS                                                                          REBECCA LEVINE

                                                                                        JAMES R. CHAMBERLAIN
                                                                                                 (1952-2002)
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                                  September 11, 2002



NexMed, Inc.
350 Corporate Boulevard
Robbinsville, New Jersey  08691

Ladies and Gentlemen:

         We have acted as special Nevada counsel to NexMed, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering the registration of 5,458,657 shares (the "Shares") of the Company's common stock, par value $0.001 per share.

         In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and the convertible notes and warrants to purchase Shares referenced in the Registration Statement (the "Notes" and "Warrants", respectively), and the authorization of the Registration Rights Agreement, dated June 11, 2002, between the Company, The Tail Wind Fund, Ltd. and Solomon Strategic Holdings, Inc. (the "Registration Rights Agreement"). For purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed, that the various Notes and Warrants have been issued in accordance with the terms of such Notes and Warrants, and with the terms of the various purchase agreements referenced in the Registration Statement (the "Purchase Agreements"), and that the terms of such issuance will otherwise be in compliance with law. In rendering the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, and we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies or reproductions of originals of such documents, agreements, instruments and corporate records as we have deemed necessary or appropriate. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

         Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) the obligations of each party set forth in the Notes, the Warrants, the Purchase Agreements, the Registration Rights Agreement and




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SCHRECK BRIGNONE
A T T O R N E Y S  A T  L A W

NexMed, Inc.
September 11, 2002
Page 2



the other documents that we have reviewed are its valid, and binding obligations, enforceable in accordance with their respective terms; (ii) there are no oral or written modifications of or amendments to the documents we have examined, and there has been no waiver of any of the provisions thereof, by actions or conduct of the parties or otherwise; (iii) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document; and (vi) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

         The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon, of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to federal law, including any federal securities law, or any state securities or "blue sky" laws.

         Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares are duly authorized and, when and to the extent issued and sold in accordance with the Registration Statement (after due and proper exercise of all Warrants issued and conversion of all Notes held by selling shareholders, and the payment in full to the Company of all exercise and conversion prices, including pursuant to any deferred payment arrangements, therefor), will be validly issued, fully paid and non-assessable.

         This opinion letter may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent in each instance. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                SCHRECK BRIGNONE

                                /s/ Schreck Brignone